Exhibit 99.1

Board of Directors Minutes

MINUTES OF THE BOARD OF DIRECTORS

OF

FIRST CORPORATION

May 18, 2008

A meeting of the Board of Directors of First Corporation (the “Corporation”), was held via telephone on July 11, 2008 at 11:00 a.m. Mountain Daylight Time.

Directors participating in the meeting were:

Joseph Forzani and Frederick Fitzgerald

The following resolutions were put forth:

RESOLVED: that the board having reviewed the property and the contract, the president of the corporation herby is authorized to execute ther contract with Queensland Potash Pty Ltd. for the acquisition of five square miles of Potash claims in North Queensland, Australia.

Resolution passed

There being no further business, the meeting was adjourned.

/s/ Frederick Fitzgerald

     Frederick Fitzgerald, Secretary